EXHIBIT 16.1

October 26, 2007

Mr. John Gross

Chief Financial Officer

Majesco Entertainment Company

160 Raritan Center Parkway

Edison NJ 08837

Dear Mr. Gross:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Majesco Entertainment Company (Commission File Number 000-51128) and GGK, independent registered public accounting firm, has ceased.

Sincerely,

GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File
            Office of the Chief Accountant
            Securities and Exchange Commission
            100 F Street N.E.
            Washington, D.C. 20549-7561